Exhibit 4.1

EXECUTION

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

INDENTURE, DATED AS OF FEBRUARY 8, 2017

relating to the Company’s

13.75% SENIOR SECURED NOTES DUE 2022

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of March 29, 2019 by and among Hexion Inc., a corporation duly organized and existing under the laws of the State of New Jersey and having its principal office at 180 East Broad St., Columbus, OH 43215 (the “Company”), Wilmington Savings Fund Society, FSB (“WSFS”), a federal savings bank organized and existing under the laws of the United States of America and having a corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801 (“Successor Trustee”), and Wilmington Trust, National Association (“Wilmington Trust”), a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402 (“Predecessor Trustee”).

RECITALS:

WHEREAS, there are currently $225,000,000 aggregate principal amount of the Company’s 13.75% Senior Secured Notes due 2022 (the “Notes”) outstanding under an Indenture, dated as of February 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, as issuer, each of the guarantors named therein, and Predecessor Trustee, as trustee;

WHEREAS, the Company previously appointed Predecessor Trustee as the trustee (the “Trustee”), registrar (the “Registrar”) and paying agent (the “Paying Agent”) under the Indenture;

WHEREAS, the Company previously appointed Predecessor Trustee as the collateral agent (the “Collateral Agent”) under the Collateral Agreement, dated and effective as of February 8, 2017 (the “Collateral Agreement”), among the Company, as issuer, each subsidiary of the Company identified therein, Predecessor Trustee, as authorized representative under the Indenture, each additional authorized representative from time to time party thereto, and Predecessor Trustee, as Collateral Agent;

WHEREAS, Section 2.04(c) of the Indenture provides that the Registrar and Paying Agent may resign at any time upon written notice to the Company and the Trustee;

WHEREAS, Section 7.08(a) of the Indenture provides that Holders of a majority in principal amount of the Notes may remove the Trustee and appoint a successor Trustee at any time by notifying the Trustee;

WHEREAS, Section 7.08(c) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall deliver a written acceptance of such appointment to the Company and to its predecessor Trustee, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee shall have all rights, powers, and duties of the predecessor Trustee under the Indenture;

WHEREAS, Section 11.11(g) of the Indenture and Section 7.06(d) of the Collateral Agreement provide that in acting as Collateral Agent, the Collateral Agent may rely upon and enforce each and all of the rights, protections, privileges, powers, immunities, indemnities and benefits of the Trustee under Article 7 of the Indenture;

WHEREAS, pursuant to the Agreement of Appointment and Acceptance, dated as of March 7, 2019, by and among beneficial owners of over 50% of the outstanding amount of the Notes (the “Appointing Holders”) and WSFS, the Appointing Holders took action to remove Predecessor Trustee as Trustee and appoint Successor Trustee as Trustee under the Indenture;

WHEREAS, pursuant to written notice from the Appointing Holders provided to Predecessor Trustee and the Company on March 7, 2019, Predecessor Trustee’s removal as Trustee and Successor Trustee’s appointment as Trustee became effective upon Successor Trustee’s delivery of a written acceptance of such appointment to the Company and to Predecessor Trustee on March 7, 2019;

WHEREAS, the Company desires to appoint Successor Trustee as Collateral Agent, Registrar and Paying Agent to succeed Predecessor Trustee in such capacities under the Indenture and the Security Documents;

WHEREAS, Predecessor Trustee hereby gives written notice to the Company of its resignation as Collateral Agent, Registrar and Paying Agent under the Indenture and as Collateral Agent under the Security Documents;

WHEREAS, Successor Trustee is willing to accept such appointment as successor Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents; and

WHEREAS, the Company, Predecessor Trustee and Successor Trustee desire to confirm and further evidence Successor Trustee’s appointment as Successor Trustee under the Indenture and the Security Documents.

NOW, THEREFORE, the Company, Predecessor Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

1.	PREDECESSOR TRUSTEE

1.1.    Pursuant to Sections 2.04(c), 7.08(a) and 11.11(g) of the Indenture and Section 7.06(d) of the Collateral Agreement, Predecessor Trustee hereby gives notice to the Company and Successor Trustee that Predecessor Trustee is resigning as Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents.

1.2.    Predecessor Trustee hereby represents and warrants to Successor Trustee that:

(a)

Predecessor Trustee duly authorized, executed and delivered the Indenture and each amendment and supplemental indenture, if any, to the Indenture. Assuming each such document was validly and lawfully executed and delivered by the Company and is in full force and effect as to the Company, each such document remains in full force and effect as to Predecessor Trustee.

(b)

No covenant or condition contained in the Indenture of the Collateral Agreement has been waived by Predecessor Trustee or, to the best knowledge of responsible officers of Predecessor Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(c)

To the best knowledge of responsible officers of Predecessor Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Predecessor Trustee before any court or any governmental authority arising out of any act or omission of Predecessor Trustee as Trustee under the Indenture or the Collateral Agreement.

(d)	As of the Effective Date (as defined below) of this Agreement, Predecessor Trustee will hold no moneys or property under the Indenture.

(e)

Pursuant to Section 2.03 of the Indenture, Predecessor Trustee has duly authenticated and delivered $225,000,000 aggregate principal amount of the Notes, $225,000,000 in aggregate principal amount of which are outstanding as of the Effective Date hereof.

(f)	The registers in which Predecessor Trustee has registered and transferred registered Notes accurately reflect the amount of Notes issued and outstanding and the amounts payable thereon.

(g)

Each person who so authenticated the Notes was duly elected, qualified and acting as an officer or authorized signatory of Predecessor Trustee and empowered to authenticate the Notes at the respective times of such authentication and the signature of such person or persons appearing on such Notes is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Predecessor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

1.3.    Predecessor Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Predecessor Trustee in and to the trust under the Indenture and all the rights, powers, and duties of the Trustee, Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Predecessor Trustee with respect to the collateral, if any, pursuant to any and all transaction documents relating to the Indenture, the Security Documents or the Notes. Predecessor Trustee shall execute and deliver all documents and instruments as may be reasonably requested by the Company and Successor Trustee so as to fully and certainly vest and confirm in Successor Trustee all the rights, powers, privileges and duties of Predecessor Trustee under the Indenture and the Security Documents hereby assigned, transferred, delivered and confirmed to Successor Trustee as the Trustee, Collateral Agent, Registrar and Paying Agent.

1.4.    Predecessor Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date hereof, all of the documents listed on Exhibit A hereto.

2.    THE COMPANY

2.1    The Company hereby accepts the resignation of Predecessor Trustee as the Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents.

2.2    The Company hereby appoints Successor Trustee as the Collateral Agent, Registrar and Paying Agent under the Indenture and the Collateral Agreement to succeed to, and hereby vests Successor Trustee with, all the rights, powers, and duties of Predecessor Trustee under the Indenture and the Security Documents with like effect as if originally named as the Collateral Agent, Registrar and Paying Agent in the Indenture and the Security Documents.

2.3    The Company hereby represents and warrants to Predecessor Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of New Jersey.

(b)

The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Notes were validly issued by the Company.

(c)

No covenant or condition contained in the Indenture has been waived by the Company or the guarantors party thereto or, to the best of the Company’s knowledge, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(d)

There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company or the guarantors party to the Indenture before any court or any governmental authority arising out of any act or omission of the Company or the guarantors under the Indenture or the Collateral Agreement.

(e)

This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity.

2.4    The Company affirms that all liens and security interests granted to Predecessor Trustee under the Indenture and the Security Documents in the Collateral shall in all respects be continuing and in effect and are hereby reaffirmed by the Company.

2.5    In connection with maintaining the validity, perfection and priority of the liens and security interests afforded the Collateral Agent under the Security Documents, the Company: (a) agrees to execute, acknowledge, deliver and cause to be duly filed (x) all Uniform Commercial Code financing statements and U.S. Patent and Trademark Office filings necessary to evidence and assure, preserve, protect and perfect the Security Interest in favor of WSFS, in its capacity as successor Collateral Agent and (y) such other instruments and documents necessary to evidence and assure, preserve, protect and perfect the Security Interest in favor of WSFS, in its capacity as successor Collateral Agent, as promptly as practicable as may be reasonably requested by Successor Trustee following the Effective Date, and/or (b) authorizes Successor Trustee to file any Uniform Commercial Code financing statements or similar documents, assignments or amendments that Successor Trustee deems reasonably necessary to evidence Successor Trustee’s succession as Collateral Agent under the Security Documents. All such filings shall be at the sole expense of the Company.

2.6    Nothing in this Agreement shall operate as or be deemed a waiver by the Company of any right, power, privilege, claim or argument under or in connection with the Indenture, the Collateral Agreement or applicable law or an admission in connection therewith, and all rights, powers, privileges, claims or arguments of the Company in connection with the Indenture and the Collateral Agreement are expressly reserved in all respects.

3.	SUCCESSOR TRUSTEE

3.1    Successor Trustee hereby represents and warrants to Predecessor Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 7.10 of the Indenture and is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2    Successor Trustee hereby accepts its appointment as successor Collateral Agent, Registrar and Paying Agent under the Indenture and the Collateral Agreement and accepts the rights, powers, and duties of Predecessor Trustee as the Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents, upon the terms and conditions set forth therein, with like effect as if originally named as the Collateral Agent, Registrar and Paying Agent under the Indenture and the Security Documents.

3.3    References in the Indenture to “corporate trust office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 500 Delaware Avenue, Wilmington, Delaware 19801.

3.4    Promptly after the Effective Date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to the Holders of the Notes.

4.	MISCELLANEOUS

4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2    This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on April 8, 2019 (the “Effective Date”).

4.3    This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Predecessor Trustee may have incurred in connection with its serving as the Collateral Agent, Paying Agent or Registrar under the Indenture or the Collateral Agreement or an assumption by Successor Trustee of any liability of Predecessor Trustee arising out of a breach by Predecessor Trustee prior to its resignation of its duties under the Indenture and the Collateral Agreement. The parties hereto agree that WSFS, in its individual capacity and in its capacity as Successor Trustee, shall bear no responsibility or liability for (i) any actions taken or omitted to be taken by Wilmington Trust while it served as the Collateral Agent, Paying Agent and Registrar under the Indenture and the Collateral Agreement or (ii) any event, circumstance, condition or action existing prior to the Effective Date, with respect to the Collateral, the Indenture (other than actions of WSFS in its capacity as Successor Trustee that precede the Effective Date), and the Security Documents, or the transactions contemplated thereby. The parties hereto agree that Wilmington Trust, in its individual capacity and in its capacity as Predecessor Trustee, shall bear no responsibility or liability for any actions taken or omitted to be taken by WSFS as Collateral Agent, Paying Agent, and Registrar under the Indenture and the Collateral Agreement or for any event, circumstance, condition or action existing on or after the Effective Date, or such earlier date as WSFS was appointed as Trustee, with respect to the Collateral, the Indenture, and the Security Documents, or the transactions contemplated thereby.

4.4    Notwithstanding the resignation of Predecessor Trustee effected hereby, the Company shall remain obligated under Section 7.07 of the Indenture and Section 7.06 of the Collateral Agreement to compensate, reimburse and indemnify Predecessor Trustee for its prior trusteeship and collateral agency under the Indenture and the Security Documents, and to hold Predecessor Trustee (x) in its capacities as the Trustee, Paying Agent and Registrar, harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Predecessor Trustee, and (y) in its capacity as the Collateral Agent, harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Predecessor Trustee, and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof). The Company acknowledges that Predecessor Trustee and its agents and counsel have accrued but unpaid (i) compensation for services rendered by Predecessor Trustee and its agents and counsel and (ii) disbursements, advances and expenses incurred or made by Predecessor Trustee and its agents and counsel, for which the Company remains obligated under Section 7.07 of the

Indenture and Section 7.06 of the Collateral Agreement. This Agreement does not constitute a waiver or assignment by Predecessor Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture or the Collateral Agreement.

4.5    The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the Indenture, the Security Documents and all transaction documents relating thereto.

4.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7    This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission by the parties hereto shall constitute (i) effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes and (ii) compliance by the respective parties hereto with the notice requirements of Section 12.02 of the Indenture and the execution and delivery requirements of Sections 2.04 and 7.08 of the Indenture. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.8    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may reasonably request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.9    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10    The Company, Predecessor Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

4.11    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

Hexion Inc.

180 East Broad St.

Columbus, OH 43215

Attention: Douglas A. Johns

Facsimile: (614) 225-3354

Email: douglas.johns@hexion.com

If to Predecessor Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: GCM-Hexion Inc. Administrator

Facsimile: 612-217-5651

Email: jschweiger@wilmingtontrust.com

If to Successor Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Patrick Healy

Facsimile: 302-421-9137

Email: phealy@wsfsbank.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Appointment and Acceptance to be duly executed, all as of the day and year first above written.

Hexion Inc., as the Company

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Executive VP and CFO

Wilmington Trust, National Association, as Predecessor Trustee

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

Wilmington Savings Fund Society, FSB, as Successor Trustee

By:	/s/ Haley A. Harris
Name:	Haley A. Harris
Title:	Trust Officer

[Signature Page to Agreement of Resignation, Appointment and Acceptance]

EXHIBIT A

(Documents, to the extent available, to be delivered to Successor Trustee)1

1.	Executed copy of the Indenture and each amendment and supplemental indenture thereto.

2.

Executed copies of the Security Documents (including, without limitation, any UCC-1 or other financing statements, mortgages and intellectual property security agreements and control agreements in favor of Predecessor Trustee).

3.	File of closing documents.

4.	Copy of the most recent compliance certificate, if any, delivered pursuant to Section 4.09 of the Indenture.

5.

Most recent certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders), under the Indenture.

6.	Copies of any official notices sent by Predecessor Trustee to Holders of the Notes pursuant to the terms of the Indenture during the past twelve months.

7.

Copies of any notices, certificates, or other documents sent by any Holder to Predecessor Trustee pursuant to the terms of the Indenture; provided, however, that nothing herein shall require Predecessor Trustee to conduct a search for electronic mail communications or correspondence.

8.	All global notes.

[1]	Other than with respect to Global Notes and physical collateral, if any, all documents and other deliverables may be delivered in electronic format.

EXHIBIT B

[LETTERHEAD OF SUCCESSOR TRUSTEE]

NOTICE TO HOLDERS OF HEXION, INC.

13.75% Senior Secured Notes due 2022 (the “Notes”)

CUSIP Nos. [42829L AE4 and U4321L AC8]1

[1]	No representation is made as to the correctness of the CUSIP numbers either as printed on the Notes or as contained in this Notice.

NOTICE OF APPOINTMENT AND ACCEPTANCE

We refer to the Indenture, dated as of February 8, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Indenture”), with Hexion Inc., as issuer (the “Issuer”), and Wilmington Savings Fund Society, FSB (“WSFS”), as successor to Wilmington Trust, National Association (“Wilmington Trust”) as trustee (the “Trustee”), pursuant to which the Notes were issued. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

You are hereby notified that pursuant to Sections 2.04(c) and 7.08 of the Indenture, WSFS has accepted appointment as the Paying Agent, Registrar and Collateral Agent under the Indenture. The address of the corporate trust office of WSFS is:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attn:

Wilmington Trust’s resignation as the Paying Agent, Registrar and Collateral Agent and WSFS’s appointment as successor Paying Agent, Registrar and Collateral Agent became effective as of the opening of business on April [    ], 2019.

Dated: [                ], 2019

Very truly yours,
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as successor Trustee, Paying Agent, Registrar and Collateral Agent

By:
Name:
Title: